Exhibit 4.8

FOX FACTORY HOLDING CORP.

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”), made as of                     (the “Grant Date”) by and between Fox Factory Holding Corp., a Delaware corporation (hereinafter called the “Company”), and                     (hereinafter called the “Optionee”):

The Company has adopted the Fox Factory Holding Corp. 2008 Stock Option Plan (as it may hereafter be amended or otherwise modified and continued, the “Plan”). The Plan is incorporated herein by reference and made part of this Agreement. Capitalized words not defined herein shall have the same meaning set forth in the Plan, unless the context clearly indicates otherwise.

The Board of Directors of the Company (the “Board”) or, if established by the Board and charged by the Board with the administration of the Plan pursuant to Section 3 thereof prior to the date hereof, the Compensation Committee of the Board (the “Compensation Committee”), has determined that it would be to the advantage and interest of the Company to grant the option provided for herein to the Optionee as an inducement to remain in the service of the Company or one of its subsidiaries, and as an incentive for increased efforts during such service.

The parties hereto hereby agree as follows:

1. Pursuant to the Plan, the Company, with the approval of the Board or the Compensation Committee, as applicable, hereby grants to the Optionee as of the date hereof, subject to the terms and conditions hereinafter set forth, an option (the “Option”) to purchase all or any part of                     shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”), at an option price per share of $            (the “Option Price”), which price is not less than the fair market value of a share of Common Stock on the date hereof (or 110% of the fair market value of a share of Common Stock if the Optionee is a 10% Owner (as defined in the Plan)).

2. a. The Option shall continue in force, and shall be exercisable only, through the tenth anniversary of the Grant Date (the “Expiration Date”), unless sooner terminated as provided herein. Subject to paragraph 2.b., below, the Option shall not be exercisable until                                                                          (each such date, a “Vesting Date”) to the extent set forth in the following schedule:

Vesting Date	Percent of Option Exercisable

Once and to the extent vested, the Option shall remain exercisable until terminated in accordance with the terms of this Agreement.

b. Notwithstanding the foregoing, in the event of a Change of Control, this Option shall, to the extent not already vested and exercisable, become fully vested and exercisable with respect to 100% of the shares subject to this Option as of immediately prior to such Change of Control, provided that, to the extent not exercised prior to or contemporaneously with the consummation of such Change of Control, this Option shall expire and terminate effective upon the consummation of such Change of Control and thereafter be of no further force and effect. The Optionee may satisfy the exercise price of the Option shares exercised in connection with the Change of Control by delivering to the Company securities of the Company, which may include shares obtained through the exercise of the Option, having a fair market value equal to the aggregate exercise price. For purposes of this Agreement, “Change of Control” shall mean (i) the sale, transfer or other disposition (including, without limitation, by merger, consolidation or otherwise) to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Company, Compass Group Diversified Holdings LLC (“CODI”) or any person that directly or indirectly controls, is controlled by, or is under common control with, the Company or CODI, (A) of assets constituting all or substantially all of the assets of either the Company or Fox Factory, Inc. or (B) all of the stock of Fox Factory, Inc., and/or (ii) any merger, consolidation, sale of stock or other business combination that results in the holders of the issued and outstanding voting securities of the Company immediately prior to such transaction beneficially owning or controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction. Notwithstanding the foregoing, a Change of Control will be deemed not to have occurred in the event of an initial public offering of the Company’s Common Stock unless the registration statement in respect thereof covers the offer and sale of Common Stock of which the aggregate net proceeds attributable to sales for the account of the Company exceed $100,000,000. The Company shall notify Optionee of any contemplated Change of Control event at least ten days prior to the consummation thereof.

3. The Option is designated as an incentive stock option (“ISO”) pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, provided that, to the extent it does not qualify as an ISO, the Option will remain in effect as a nonqualified stock option.

4. Subject to Section 5, in the event that the Optionee ceases to be an employee of or provider of board or other services to the Company or any subsidiary of the Company prior to the Expiration Date (other than by reason of death or permanent disability), the Option may, subject to the provisions of the Plan, be exercised (to the extent that the Optionee was entitled to do so immediately prior to such termination of employment or other service) at any time (i) within 30 days after termination of employment if such termination was voluntary by the Optionee, but not after the Expiration Date, or (ii) within 45 days after termination of employment if such termination was for any other reason other than by reason of death, permanent disability or Cause, but not after the Expiration Date; provided, however, that if such termination shall have been for Cause (as such term is defined below), the Option and all rights of the Optionee hereunder, to the extent not theretofore exercised, shall forthwith immediately terminate effective as of the date of such termination. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ or other service of the Company or any subsidiary of the Company or affect the right of the Company or any such subsidiary to terminate his employment or other service at any time. For purposes of this Agreement, “Cause” means, Optionee’s (1) breach of any fiduciary duty or legal or material contractual obligation to the Company or any of its subsidiaries; (2) failure to perform satisfactorily such Optionee’s material duties to the Company or any of its subsidiaries; (3) gross negligence or engagement in insubordination, willful misconduct, willful violation of any law, fraud, embezzlement, acts of dishonesty or a conflict of interest relating to the affairs of the Company or any of its subsidiaries; (4) conviction of or pleading of nolo contendere to any misdemeanor relating to the affairs of the Company or any of its subsidiaries or any felony; or (5) failure to use Optionee’s best efforts to promote the interests of the Company or any of its subsidiaries or, except as otherwise agreed upon between Optionee and the Company, to devote Optionee’s full business time and efforts to the business and affairs of the Company or any of its subsidiaries.

5. If the Optionee shall:

a. die while employed by or otherwise serving the Company or any subsidiary of the Company, then this Option shall, notwithstanding the schedule set forth in paragraph 2.a, immediately vest as to 100% of the Common Stock subject thereto and may be exercised by the person or persons to whom the Optionee’s rights under the Option pass by will or applicable law, or if no such person has such right, by his executors or administrators, at any time within one year after the date of Optionee’s death, but not later than the Expiration Date; or

b. become permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, while employed by or otherwise serving any such company, then this Option shall, notwithstanding the schedule set forth in paragraph 2.a, immediately vest as to 100% of the Common Stock subject thereto and may be exercised as set forth herein by the Optionee at any time within one year after the date of permanent and total disability, but not later than the Expiration Date.

6. a. The Optionee may exercise the Option with respect to all or any part of the shares then purchasable hereunder by giving the Company written notice in substantially the form attached hereto as Exhibit A, as provided in paragraph 10 hereof, of such exercise. Such notice shall specify the number of shares as to which the Option is being exercised and shall be accompanied by payment in full, as provided herein, of an amount equal to the per share exercise price of such shares multiplied by the number of shares as to which the Option is being exercised.

b. Prior to or concurrently with delivery by the Company to the Optionee of a certificate(s) representing such shares acquired through the Option, the Optionee shall, upon notification of the amount due, pay promptly any amount necessary to satisfy applicable federal, state or local tax requirements. The Optionee may satisfy such withholding obligation by delivering to the Company securities of the Company, which may include shares obtained through the exercise of the Option, having a fair market value equal to the withholding obligation (although, in the case of incentive stock options, such use will precipitate a disqualifying disposition in respect of the shares used to satisfy such withholding obligation). In the event such amount is not paid promptly, the Company shall have the right to apply from the purchase price paid any taxes required by law to be withheld by the Company with respect to such payment and the number of shares to be issued by the Company will be reduced accordingly.

c. For purposes of this Agreement, fair market value shall be determined pursuant to Section 12 of the Plan.

7. Notwithstanding any provision contained herein or in any other related document, in the event of a change in the outstanding Common Stock of the Company by reason of a stock dividend, split-up, split-down, reverse split, recapitalization, merger, consolidation, combination or exchange of shares, spin-off, reorganization, liquidation or the like, then the aggregate number of shares and price per share subject to the Option shall be appropriately adjusted by the Board of Directors of the Company, whose determination shall be conclusive.

8. This Option shall, during the Optionee’s lifetime, be exercisable only by such Optionee, and neither this Option nor any right hereunder shall be transferable by such Optionee, by operation of law or otherwise, except by will or by the laws of descent and distribution. In the event of any attempt by such Optionee to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of any right hereunder, except as provided for herein, or in the event of the levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate this Option by notice to such Optionee and it shall thereupon become null and void.

9. Neither the Optionee nor, in the event of such Optionee’s death, any person entitled to exercise his rights, shall have any of the rights of a stockholder with respect to the shares subject to the Option unless and until share certificates have been issued and registered in the name of the Optionee or the Optionee’s estate, as the case may be.

10. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its President, at the Company’s principal office, with a copy to: Compass Group Management LLC, 61 Wilton Road, Westport, CT 06880, Attention: Counsel and any notice to the Optionee shall be addressed to him at his address now on file with the Company, or to such other address as either may last have designated to the other by notice as provided herein. Any notice so addressed shall be deemed to be given on the second business day after mailing, by registered or certified mail, at a post office or branch post office within the United States.

11. a. In the event that any question or controversy shall arise with respect to the nature, scope or extent of any one or more rights conferred by this Option, the good faith determination by the Board of Directors or, if established, the Compensation Committee (in either case, as constituted at the time of such determination) of the rights of the Optionee shall be conclusive, final and binding upon the Optionee and upon any other person who shall assert any right pursuant to this Option.

b. Subject to the provisions and references contained herein, this Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreement, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein and other than those expressly set forth or referenced herein. However, the provisions of this Agreement shall govern if there is a conflict between or among the provisions of this Agreement and any other agreement or document referenced herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

12. The Compensation Committee shall have authority, subject to the express provisions of the Plan and this Agreement, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Compensation Committee necessary or desirable for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in this Stock Option Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. The Compensation Committee shall have the authority, subject to the provisions of the Plan, to adopt any amendment or modification necessary or desirable to comply with Section 409A of the Internal Revenue Code of 1986, as amended. All actions by the Compensation Committee under the provisions of this paragraph shall be conclusive for all purposes.

13. Notwithstanding any provisions hereof, this Option shall be subject to all of the provisions of the Plan as from time to time in force consistently with the provisions thereof. Any reference to the Compensation Committee herein shall be a reference to the Board of Directors if a Compensation Committee of the Board is not established or, if established, is later dissolved.

14. Optionee shall not be entitled to receive shares upon the exercise of an Option granted pursuant to this Agreement unless and until Optionee has executed and delivered that certain Stockholders’ Agreement (or an additional party signature age thereto) dated as of January 4, 2008, by and among the Company and its stockholders, as the same may be amended from time to time (the “Stockholders’ Agreement”). To facilitate the enforcement of the rights and obligations agreed to by the parties to the Stockholders’ Agreement, including without limitation, the transfer restrictions and drag-along rights contained therein, all Restricted Stockholders agreed that the Company or its designee shall hold the shares of the Company held by the Restricted Stockholders for the benefit of the respective

Restricted Stockholder. Optionee acknowledges that upon exercise of the Stockholders’ Agreement, Option shall be a Restricted Stockholder and, notwithstanding anything in this Agreement to the contrary, immediately following the proper exercise of the Option by Optionee, the Company shall issue in the name of Optionee a certificate or certificates for the shares purchased, to be held by the Company or its designee for the benefit of Optionee in accordance with the Stockholders’ Agreement. Optionee agrees to execute and deliver to the Company a stock power for transfer of the shares issued upon proper exercise of the Option, executed in blank and in a form acceptable to the Company and its counsel (the “Stock Power”). If Optionee fails to execute and deliver the Stockholders’ Agreement or any joinder thereto or the Stock Power within 10 business days after receipt of written notice of such failure from the Company, then his or her Option shall ipso facto lapse and shall thereafter be void and unenforceable.

15. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

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IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be duly executed as of the date set forth above.

FOX FACTORY HOLDING CORP.

By:

Name:

Title:

ACCEPTED AND AGREED

, Optionee

Date:                     ,

EXHIBIT A

NOTICE OF EXERCISE OF STOCK OPTION

I hereby exercise the option (the “Option”) granted to me by Fox Factory Holding Corp. (the “Company”), pursuant to that certain Stock Option Agreement dated as of                     by and between me and the Company (the “Stock Option Agreement”) and notify you of my desire to purchase             Shares. Enclosed is my check in the amount of $            , in full payment for such Shares.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Stock Option Agreement.

I understand that, in the event this Option does not qualify as an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code) at the time of my exercise, the exercise of this Option may produce taxable wage income subject to withholding. In such event, I agree to promptly pay to the Company in cash such amount as the Company shall reasonably require to satisfy such withholding obligation.

DATE:
Optionee